Exhibit 99.1

BSD Medical Receives Letter from FDA on BSD-2000 Submission

SALT LAKE CITY--(BUSINESS WIRE)--BSD Medical Corporation (AMEX:BSM) today announced that it received a letter from the Food and Drug Administration (FDA) regarding its Premarket (PMA) submission for the BSD-2000 Hyperthermia System. The letter from the FDA provides guidance as to amendments needed to make the PMA approvable. The company is currently preparing its response to the amendments proposed by the FDA.

On July 31, 2007, BSD provided detailed answers to a significant number of questions from the FDA following its initial review of the BSD-2000 PMA submission. This letter is the only response to the submission that BSD has received from the FDA since it provided answers to the FDA’s questions in July.

Hyrum Mead, President of BSD Medical, said, “While we were disappointed that the initial PMA submission and subsequent response have not resulted in approval by the FDA, we are pleased to have guidance from the FDA regarding how to make the submission approvable, according to the FDA’s assessment. We can now move forward.”

The company had no immediate estimate as to the impact of the letter on the timing of the FDA review process for the BSD-2000. The company plans further discussions with the FDA regarding its guidance. Following these discussions, the company plans to respond to the FDA. In addition to the outstanding PMA submission for the BSD-2000, BSD Medical is preparing a 510(k) submission for FDA clearance of the MicroThermX 100 Ablation System.

About BSD Medical Corporation

BSD Medical is a leading developer of systems designed to deliver precision-focused heat in the treatment of cancer. BSD also pioneered the use of thermal therapy in the treatment of the symptoms of benign prostatic hyperplasia (enlarged prostate). BSD has in the past obtained PMA approvals for both hyperthermia and thermal therapy systems. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release regarding the Company’s Premarket submission for the BSD-2000 Hyperthermia System and the 510(k) submission for FDA clearance of the MicroThermX 100 Ablation System that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended August 31, 2007, and future filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

CONTACT:
BSD Medical Corporation, Salt Lake City
Hyrum A. Mead, 801-972-5555
Facsimile: 801-972-5930
investor@bsdmc.com